UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 6, 2011

NEUTRAL TANDEM, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33778	31-1786871
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

550 West Adams Street

9th Floor

Chicago, Illinois 60661

(Address of principal executive offices, including Zip Code)

(312) 384-8000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Proceeding in the United States District Court for the Northern District of Illinois

As previously disclosed, on June 12, 2008, Neutral Tandem, Inc. (the “Company”) commenced a patent infringement action against Peerless Network, Inc., Peerless Network of Illinois, LLC, and John Barnicle (collectively, “Peerless Network”) in the United States District Court for the Northern District of Illinois to enforce U.S. Patent No. 7,123,708 (the “’708 Patent”) (Neutral Tandem, Inc. v Peerless Network, Inc., Peerless Network of Illinois, LLC and John Barnicle, 08 CV 3402). On July 28, 2008, Peerless Network filed a response to the Company’s complaint denying liability and asserting various affirmative defenses and counterclaims. Peerless Network generally alleged (i) that the ’708 Patent was invalid and unenforceable under a variety of theories, (ii) that assertion of the ’708 Patent amounted to patent misuse and violation of certain monopolization laws, and (iii) that certain conduct surrounding the litigation gave rise to tortious interference and business disparagement claims and Lanham Act violations. On December 4, 2008, the court granted the Company’s motion to dismiss the claims alleging business disparagement and Lanham Act violations but denied the Company’s motion to dismiss the claims related to the allegations of tortious interference and alleged violation of certain monopolization laws. On January 27, 2010, the court issued an order construing each of the disputed terms in the patent in the manner the Company had proposed. On March 30, 2010, the court issued an order denying the Company’s motion dated August 25, 2009 for preliminary injunctive relief which sought to enjoin Peerless Network from providing certain tandem transit services.

On April 27, 2010, the court issued an order denying without prejudice the motion of Peerless Network seeking leave to file a motion to stay the patent litigation. Peerless Network sought to stay the patent litigation pending the inter partes reexamination by the United States Patent and Trademark Office (the “USPTO”) of the validity of the ’708 Patent, which is discussed under “Inter Partes Proceeding before the United States Patent and Trademark Office” below.

On June 1, 2010, Peerless Network filed a renewed motion asking the court to extend the trial date by nine months or stay proceedings pending the inter partes reexamination by the USPTO of the validity of the ’708 Patent. The court heard the motion on June 8, 2010. After hearing the motion, the court issued an order that the Company believes in substance removed the previously scheduled September 2010 trial date from the court’s calendar. However, the court also ordered that proceedings on the parties’ respective motions for summary judgment would continue, and the court set a ruling date on the parties’ summary judgment motions for September 1, 2010.

On September 2, 2010, the court issued an opinion and order granting Peerless Network’s motion for summary judgment. The court found that the ’708 Patent is invalid in light of a prior patent, U.S. Patent No. 6,137,800. In light of the summary judgment ruling, the court denied the Company’s request to reinstate the trial date as moot.

The court’s September 2, 2010 order also denied the Company’s motion for summary judgment. The Company sought summary judgment on its claim that Peerless Network infringed the ’708 Patent, as well as summary judgment on Peerless Network’s claim that the ’708 Patent is unenforceable. At a hearing on September 22, 2010, the court allowed the Company to file a new motion for summary judgment on Peerless Network’s claim that the ’708 Patent is unenforceable. The court also dismissed Counts IV-VII of Peerless Network’s counterclaims, which were claims against the Company based on allegations of monopolization, monopoly leveraging, violations of the Illinois Antitrust Act, and tortious interference with prospective business relations.

On December 9, 2010, the court issued an opinion and order granting the Company’s motion for summary judgment on Peerless’s claim that the ’708 Patent was unenforceable based on alleged “inequitable conduct” and “patent misuse.” The court entered a final judgment with respect to all claims in the litigation on December 17, 2010.

On December 20, 2010, the Company filed notice that it planned to appeal the court’s order granting Peerless Network’s motion for summary judgment and finding that the ’708 Patent is invalid. On January 13, 2011, Peerless Network cross-appealed the court’s order granting the Company’s motion for summary judgment and finding that the ’708 Patent is not unenforceable, as well as the court’s earlier ruling construing disputed terms of the patent in the Company’s favor. The Company currently anticipates that briefing on the appeal will be completed in approximately August 2011, though that schedule is subject to change.

On June 6, 2011, Peerless Network agreed to withdraw its cross-appeal. Peerless Network has notified us that it intends to pursue a claim for attorney’s fees in the trial court. The trial court has stayed proceedings with respect to this potential claim pending resolution of our appeal. The Company believes that a loss with respect to any such claim, if such a claim is made, is remote.

Inter Partes Proceeding before the United States Patent and Trademark Office

As previously disclosed, in a separate proceeding, on January 28, 2010, Peerless Network filed a request with the USPTO requesting that the USPTO reexamine the ’708 Patent. On March 26, 2010, the USPTO granted Peerless Network’s inter partes reexamination request and issued an initial office action which rejected the ’708 Patent’s 23 claims. The claims of the ’708 Patent as originally issued by the USPTO remain valid and enforceable during the USPTO reexamination proceeding. Under the USPTO’s rules, the Company was not allowed to respond to Peerless Network’s request prior to the USPTO’s initial determination.

On May 20, 2010, the USPTO granted the Company’s request to extend the time by which it must file its response to the March 26, 2010 office action from May 26, 2010 to July 26, 2010.

On April 12, 2010, the Company moved separately to suspend the inter partes reexamination proceeding in its entirety, pending resolution of the litigation between the Company and Peerless Network. On June 30, 2010, the USPTO denied the Company’s petition seeking to suspend the separate reexamination proceeding. Although the USPTO did not suspend the reexamination proceeding, the USPTO stated in its decision, among other things, that it is “appropriate to continue both [the reexamination and litigation] proceedings to obtain the results and benefits of each, as they accrue.”

On July 26, 2010, the Company responded to the USPTO’s March 26, 2010 office action. On November 24, 2010, the USPTO issued an action closing prosecution, in which the USPTO maintained its rejection of the ’708 Patent’s 23 original claims, as well as 35 additional claims added to the ’708 Patent in the Company’s July 26, 2010 response.

On January 7, 2011, the Company filed a response to the USPTO’s November 24, 2010 action closing prosecution. Thereafter, Peerless Network filed comments in opposition to the Company’s response on February 4, 2011.

On March 11, 2011, the USPTO issued a right of appeal notice, in which the USPTO maintained its rejection of the ‘708 Patent’s 23 original claims, as well as the 35 additional claims added to the ‘708 Patent in the Company’s July 26, 2010 response.

On April 11, 2011, the Company filed a notice of appeal of the USPTO’s decision to the Board of Patent Appeals and Interferences (the “BPAI”). Peerless Network filed a notice of appeal of the USPTO’s decision to the BPAI on April 19, 2011. The Company currently anticipates that briefing on the parties’ appeals before the BPAI will be completed in approximately December 2011, though that schedule is subject to change.

After reviewing the parties’ positions on appeal, the BPAI may affirm the USPTO’s rejection of some or all of the claims, allow some or all of the claims of the ’708 Patent to issue in their current form, or return the matter for further examination with respect to some or all of the claims. Thereafter, there may be further proceedings at the USPTO regarding the validity of some or all of the claims of the ’708 Patent. The decision of the BPAI is ultimately appealable by either party to the United States Court of Appeals for the Federal Circuit.

The USPTO action will determine whether the patent is valid or invalid. The USPTO will not directly assess liability against the Company or Peerless Network. For a discussion of the Company’s patent infringement claim against Peerless Network, see “Proceeding in the United States District Court for the Northern District of Illinois” above.

Patent Protection

Our ability to maintain profitability or positive cash flow depends, in part, on our ability to protect proprietary methods and technologies that we develop under the patent and other intellectual property laws of the United States, so that we can prevent others from using our inventions and proprietary information. If our patents are invalidated or otherwise limited, other companies will be better able to develop products that compete with ours, which could adversely affect our competitive business position, business prospects and financial condition.

Any resulting increased competition may cause price decreases. If we are unable to offset the effects of any price reductions by carrying higher volumes of traffic, we could experience reduced revenues and gross margins.

On June 12, 2008, we commenced a patent infringement action against Peerless Network in the United States District Court for the Northern District of Illinois to enforce our rights under the ‘708 Patent. On September 2, 2010, the court hearing the case granted Peerless Network’s motion for summary judgment. The court found that the ’708 Patent was invalid in light of a prior patent. See “Proceeding in the United States District Court for the Northern District of Illinois” above for a further description of this matter. On December 20, 2010, we filed notice that we plan to appeal the court’s order granting Peerless Network’s motion for summary judgment and finding that the ’708 Patent is invalid. If we do not prevail in this matter, it could result in continued or increased competition, either of which could adversely affect our ability to maintain profitability or positive cash flow.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEUTRAL TANDEM, INC.

/s/ Robert M. Junkroski
Date: June 9, 2011	Name:	Robert M. Junkroski
	Title:	Chief Financial Officer